UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 21, 2006

Nature’s Sunshine Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-8707	87-0327982
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

75 East 1700 South		84606
Provo, Utah		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:

(801) 342-4300

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written  communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously disclosed in a Current Report on Form 8-K filed on April 3, 2006, on March 29, 2006, Douglas Faggioli stepped down as President and Chief Executive Officer of Nature’s Sunshine Products, Inc. (the “Company”) in connection with an independent investigation regarding the Company.  After carefully reviewing and considering the information available to the Board of Directors of the Company (the “Board”) with respect to Mr. Faggioli, including the facts and circumstances identified through the investigation, Mr. Faggioli’s past performance and contributions to the Company, his business reputation and his prior employment history, the Board continues to have confidence in Mr. Faggioli’s leadership and ability to perform his duties as President and Chief Executive Officer of the Company.  Accordingly, in a special meeting of the Board held on August 21, 2006, Mr. Faggioli was reinstated as President and Chief Executive Officer of the Company, effective as of that date.  Mr. Faggioli’s compensation was not adjusted at the time he stepped down as President and Chief Executive Officer, and will continue on the same terms and conditions as were in place prior to March 29, 2006. Contemporaneous with Mr. Faggioli’s reinstatement, the executive committee established by the Board on March 29, 2006, which has performed the functions of President and Chief Executive Officer since March 29, 2006, was disbanded.

Prior to his appointment as President and Chief Executive Officer of the Company in November 2003, Mr. Faggioli served as Executive Vice President and Chief Operating Officer of the Company. He commenced his employment with the Company in 1983 and has served as an officer of the Company since 1989. Mr. Faggioli is 51 years of age and is a certified public accountant. The employment agreement entered into between the Company and Mr. Faggioli, a form of which is included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, has a one-year term that renews automatically unless terminated by the Company or Mr. Faggioli.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nature’s Sunshine Products, Inc.

Dated: August 24, 2006	By:	/s/ Stephen M. Bunker
Stephen M. Bunker
Chief Financial Officer, Vice President of
Finance and Treasurer